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                                                                   EXHIBIT 10(b)

                              CONSULTING AGREEMENT
                              --------------------

         THIS CONSULTING AGREEMENT ("Agreement") is made and entered into effective as of the 1st day of May, 2000 (the "Effective Date") between The Sherwin-Williams Company, located at 101 Prospect Avenue, N.W., Cleveland, Ohio 44115, an Ohio corporation ("Sherwin-Williams") and John G. Breen located at 18800 North Park Boulevard, Shaker Heights, Ohio 44122 ("Consultant").

                                     RECITAL
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         Consultant and Sherwin-Williams desire to enter into an agreement pursuant to which Consultant would be retained by Sherwin-Williams for the purpose of engaging in community and business-related activities which enhance the reputation and otherwise further the interests of Sherwin-Williams (the "Services") during the Term hereof pursuant to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties agree as follows:

1. APPOINTMENT AND SERVICES. Sherwin-Williams hereby appoints Consultant to perform the Services and Consultant hereby accepts such appointment pursuant to the terms and conditions of this Agreement. The Services which Consultant shall perform pursuant to this Agreement shall include, but not be limited to, developing, facilitating and/or continuing existing business contacts and relationships which may be beneficial to Sherwin-Williams' business, engaging in community activities and events which may enhance Sherwin-Williams' reputation in the community and such other matters as Sherwin-Williams may reasonably request from time to time.

2. TERM. The term of this Agreement shall commence on the Effective Date and shall continue until December 31, 2004 (the "Term").

3.       COMPENSATION AND EXPENSE REIMBURSEMENT.

         a. As compensation for the Services, Consultant shall receive an annual fee payment during each year of the Term at the following times and in the following amounts:

                  Payment Date                       Fee Amount
                  ----------------------------------------------
                  May 1, 2000                        $126,000.00
                  January 1, 2001                    $138,600.00
                  January 1, 2002                    $152,500.00
                  January 1, 2003                    $167,700.00
                  January 1, 2004                    $184,500.00

                  Collectively, such fee amounts shall be referred to as the "Fees". Notwithstanding the foregoing, the payment of Fees hereunder shall be accelerated and all Fees with respect to the remaining period of the Term shall become immediately due and payable: (i) to Consultant, upon the occurrence of a change of control event described in the Rights Agreement between The Sherwin-Williams Company and The Bank of New York, as successor rights agent, originally dated April 23, 1997 at any time prior to the expiration of the Term; or (ii) to Consultant's estate, in the event of Consultant's death prior to the


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                  expiration of the Term. In the event of Consultant's
                  "Disability" at any time prior to the expiration of the Term, payment of the Fees shall continue in accordance with the schedule set forth above. For purposes of this Section 3(a), "Disability" shall mean incapacity due to physical or mental illness or injury which causes Consultant to be unable to perform the Services for one hundred eighty (180) consecutive calendar days.

         b. Sherwin-Williams shall reimburse Consultant for the expenses associated with any air fare, whether first class, business or coach, associated with performance of his Services hereunder. Subject to availability and upon approval of the Chairman, Consultant shall also be entitled to use of the Sherwin-Williams' corporate jet for travel in connection with performance of the Services. Except as otherwise provided above, Consultant shall be responsible for each and every other expense incurred in connection with performance of the Services.

         c. Consultant is deemed to be self-employed, an independent contractor and not an employee; and accordingly, unless otherwise required by law, no sums are contemplated to be withheld from Consultant's compensation to cover the payment of income taxes, FICA (social security), FUTA (unemployment compensation) or other taxes. Consultant agrees to file all required federal, state and local income tax and other tax returns (including, without limitation, all required declarations of estimated tax) covering Consultant's compensation hereunder. Consultant agrees to pay all such taxes and contributions when due; and Consultant hereby indemnifies Sherwin-Williams and holds it harmless from and against any and all loss, cost and liability whatsoever incurred by or claimed against Sherwin-Williams for any failure of Consultant to comply herewith.

4.       RELATIONSHIP.
         a. No contract of employment, partnership, joint venture or any other relationship except that of independent contractor shall be deemed to exist between Sherwin-Williams and Consultant as a consequence of this Agreement. Consultant is left free to pursue whatever proper and legitimate means he chooses in keeping with good business practice. Consultant shall at all times comply with all applicable laws, rules and regulations and shall guard the reputation of Sherwin-Williams in performing his duties hereunder. Consultant shall use such time, skill and energies as Consultant sees fit, exercising Consultant's own judgment with respect thereto. Consultant shall supply, at Consultant's expense, all tools necessary for the completion of the Services, except as provided in Section 3(b) with respect to transportation.

         b. Consultant is not authorized to obligate Sherwin-Williams or create any binding relationship between Sherwin-Williams and a third party; any attempt to do so shall have no effect.

         c. As an independent contractor, Consultant shall not be eligible to participate, or otherwise accrue any new or additional benefits, and specifically waives participation and/or the right to receive benefits of any sort, in any employee benefit plan, program or arrangement maintained by Sherwin-Williams for the benefit of its employees.

         d. The relationship between Sherwin-Williams and Consultant is non-exclusive. Both parties may perform services for others during the term hereof.

5. CONFIDENTIALITY. In addition to any other obligations of Consultant for confidentiality with respect to Sherwin-Williams' information, Consultant shall treat as confidential property and not disclose to others during or subsequent to the Term of this Agreement, except as is necessary to perform this Agreement, (and then only on a confidential basis satisfactory to Sherwin-Williams),


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         any information (including any technical information, experience or data) regarding the Services or Sherwin-Williams' plans, project plans, specifications, drawings, programs, plants, sites, processes, products, costs, equipment, operations, formulas, marketing matters, pricing or customers which may come within Consultant's knowledge in the performance of this Agreement, without in each instance securing the prior written consent of Sherwin-Williams. Nothing above, however, shall prevent Consultant from disclosing to others or using in any manner information which Consultant can show:

         a. has been published and has become part of the public domain other than by acts, omissions or fault of the Consultant; or

         b. has been furnished or made known to Consultant by third parties (other than those directly or indirectly for or on behalf of Sherwin-Williams) as a matter of legal right without restrictions on its disclosure.

         The foregoing obligations shall survive the termination or expiration of the Agreement.

6. ASSIGNMENT. Consultant shall not assign or transfer any rights, duties or obligations hereunder.

7.       LIABILITY.
         a. Consultant agrees to indemnify, defend and hold Sherwin-Williams, its agents and employees, harmless from and against any and all claims or causes of action arising from or relating to Consultant's performance or failure to perform this Agreement including, without limitation, any loss, injury, damage or liability resulting from the use of a motor vehicle by Consultant.
         b. Consultant hereby waives any claims against Sherwin-Williams, it affiliates, agents, officers and employees for injury, damage or death occurring in the performance of the Services. Consultant further agrees to make no claim of any kind against Sherwin-Williams, it affiliates, agents, officers and employees arising out of this Agreement, except for claims for money due as contemplated in this Agreement for Consultant's Services.

8. ENTIRE AGREEMENT. This Agreement represents the entire understanding and agreement between the parties hereto relating to the Services and supersedes any and all prior agreements, whether written or oral, that may exist between the parties regarding same. This Agreement may not be amended or modified, except in a writing, signed by both parties.

9. WAIVER. Any waiver by either party of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of any other provision or condition of this Agreement, nor a waiver of a subsequent breach of the same provision or condition, unless such is expressed in writing and signed by the party to be bound.

10. MISCELLANEOUS. The validity, interpretation and performance of this Agreement shall be governed and construed in accordance with the laws of the State of Ohio. All paragraph headings herein are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of Agreement or as a limitation of the scope of the particular section to which they refer. In the event of a conflict between the terms or conditions of this Agreement and those of any other document, the terms and conditions of this Agreement shall control. Paragraph 5 and 7 above shall survive termination of this Agreement.


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11.      SEVERABILITY. If any paragraph, subparagraph, section, subsection, sentence or clause of this Agreement shall be adjudged illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the Agreement as a whole or of any paragraph, subparagraph, section, subsection, sentence or clause hereof not so adjudged. The parties will endeavor to replace the invalid or null and void provisions by those which correspond best to the intentions of the parties hereto.

12. NOTICES. Any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person, by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight carrier to Sherwin-Williams or Consultant at the address indicated above. Either party may, by notice to the other, change the addresses and names given.

         IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

THE SHERWIN-WILLIAMS COMPANY                      CONSULTANT
("Sherwin-Williams")

By:    /s/  Thomas E. Hopkins                     /s/ John G. Breen
       --------------------------------           ------------------------------
Title: Vice President - Human Resources           JOHN G. BREEN


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